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                                                                    Exhibit 15





Rubbermaid Incorporated
1147 Akron Road
Wooster, Ohio 44691-6000

Ladies and Gentlemen:

Re: Registration Statement No. 33-XXXX

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 12, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

KPMG Peat Marwick





Cleveland, Ohio
July 29, 1994